EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 1st day of August, 2012,

BETWEEN:

GroveWare Technologies Ltd., a Nevada corporation with its principal place of business at 20 Eglinton Avenue West, Suite 1006, Toronto, ON M4R 1K8

(hereinafter referred to as the “Corporation”)

AND:

Hrair Achkarian, an individual residing at 107 Joicey Boulevard, Toronto, ON M5M 2T7

(hereinafter referred to as the “Executive”)

WITNESSES THAT:

Start Date:	July 1, 2012	Base Salary:	$250,000.00 per year
Position:	President and CEO	Pay Period:	Monthly
Written Notice:	18 Months	Vacation:	Four (4) weeks per year
Bonus:	See paragraph 3.1(b)	Car Allowance:	$1,000.00 per month
Territory:	United States of America	Equity Incentive:	See paragraph 3.1(c)
Currency:	United States Dollars ($)	Governing Law:	Nevada, USA

WHEREAS the Corporation desires to have the continued benefit of the Executive’s knowledge and experience as an employee of the Corporation and the Executive desires to continue in the employ of the Corporation in the capacity hereinafter stated and for the period and on the terms and conditions set forth herein, which, as a whole, are terms and conditions more favourable to the Executive than those presently applicable;

AND WHEREAS the Corporation and the Executive desire to enter into this Agreement to set forth the definitive terms and conditions of the continued employment of the Executive, supplanting any previous employment agreement, oral or written, which the Executive may have entered into with the Corporation;

NOW, THEREFORE, for the reasons set forth above, and in consideration of the mutual promises and agreements hereinafter set forth and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Corporation and the Executive agree as follows:

ARTICLE 1 – INTERPRETATION

1.1                Chart

The chart above contains a summary of selected provisions of this Agreement. In the event of any inconsistency between any provision contained in the summary chart and any other provision of this Agreement, such other provision will prevail to the extent of the inconsistency.

1.2                Definitions

For the purpose of this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:

“cause” – includes any act or omission of the Executive which would in law permit an employer to, without notice or payment in lieu of notice, terminate the employment of an employee;

“Chart” – means the summary chart described in section 1.1

above;

“Confidential Information” – means all information pertaining to the business and affairs of the Corporation and its affiliates which is not generally known to the public, whether or not recorded in any way, including Intellectual Property, financial information, financial statements, customer, supplier and contact lists, surveys, plans and specifications, information about personnel, purchasing and internal cost information, operating manuals, engineering standards and specifications, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, future plans and potential strategies, contracts and their contents, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers;

“Intellectual Property” – includes any and all intellectual property of every nature and kind whatsoever, regardless of whether or not subject to, or capable of, patent, trade-mark, copyright or other protection, such as work product, know-how, ideas, procedures, words, slogans, logos, drawings, pictures, designs, jingles, computer programs, source code, object code, literature (or other works in which any intellectual property rights may now or hereafter subsist) and any recordings, descriptions or illustrations of any of the foregoing;

“Plan” – means the Company’s 2012 Equity Incentive Plan, which was registered under the Securities Act of 1993 on July 11, 2012; and

“Territory” – means the territory set forth in the Chart.

1.3                Extended Meanings

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(a)	words importing the singular number shall include the plural and vice versa;
(b)	words importing a gender shall include the masculine, feminine and neuter genders;
(c)	words importing persons shall include individuals, partnerships, corporations, unincorporated organizations, associations, trusts, trustees, government agencies and any other form of organization or entity whatsoever; and
(d)	any general terms followed by specific examples, whether using “includes”, “including”, “such as” or other similar terms, shall be interpreted broadly according to their full meaning and will not be limited to or by the examples listed.

1.4                Sections and Headings

The division of this Agreement into Articles, sections and paragraphs and the use of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular Article, section, paragraph or other subdivision or portion hereof and include any Schedule, agreement or instrument attached, supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Article, section and paragraph numbers are to Articles, sections and paragraphs of this Agreement.

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1.5                Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

1.6                Currency

All references to currency herein are to the Currency specified in the Chart.

1.7                Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Governing Law jurisdiction set forth in the Chart and the federal laws of such jurisdiction applicable therein.

ARTICLE 2 – SCOPE OF EMPLOYMENT

2.1                Term

The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, in the Position set forth in the Chart on the terms and conditions set forth in this Agreement. This Agreement and the Executive’s employment hereunder shall continue from the Start Date set forth in the Chart for an indefinite term until terminated in accordance with the terms and conditions set forth herein.

2.2                Duties

During the term of this Agreement, the Executive shall:

(a)	perform those duties and responsibilities necessary or incidental to perform the functions of his or her position and such other duties and responsibilities as may be reasonably assigned to the Executive by the Board of Directors of the Corporation from time to time;
(b)	use his or her best efforts to promote the interests of the Corporation and to improve and extend the business thereof; and
(c)	comply with all applicable laws in the performance of his or her duties and all lawful policies and procedures established by the Corporation.
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ARTICLE 3 – REMUNERATION OF THE EXECUTIVE

3.1                Remuneration and Benefits

As compensation for the performance by the Executive of his or her duties hereunder:

(a)	the Corporation shall pay to the Executive the Base Salary set forth in the Chart, payable in equal instalments according to the Pay Period set forth in the Chart, in arrears, less those deductions, withholdings or contributions which are required by law;
(b)	the Executive shall be eligible for an annual performance bonus based on corporate performance criteria determined annually by the Board of Directors of the Corporation, which shall be paid quarterly and computed on the basis of the results achieved during the previous quarter at the same time as the Corporation pays such bonuses to its other senior executives;
(c)	the Corporation shall grant to the Executive pursuant to the Plan within 30 days following the date hereof:
(i)	an award of 3,000,000 shares of the Corporation’s Common Stock, which stock shall be fully paid and non-assessable upon issue; and
(ii)	an option to purchase 1,000,000 shares of the Corporation’s Class A Convertible Preferred Stock at the current fair market value;
(d)	the Executive shall be entitled to participate in the benefit plans of the Corporation in effect from time to time, if any, in accordance with the terms of such plans, including medical, dental and life insurance, as of and with effect from the Start Date set forth in the Chart;
(e)	the Corporation shall, upon presentation of itemized receipts, reimburse the Executive for all travel and other business expenses directly and reasonably incurred by the Executive in the performance of his or her duties; and
(f)	the Corporation shall make available to the Executive a company automobile (the lease amount of which is not to exceed the amount set forth in the Chart) for the use by the Executive in the performance of his or her duties and the Corporation shall, upon presentation of itemized receipts, reimburse the Executive for all expenses reasonably incurred by the Executive in the operation of such automobile.

3.2                Vacation

The Executive shall be entitled to the number of weeks of paid vacation per annum set forth in the Chart to be taken at a time or times convenient to the Corporation, provided however that the Executive may not, without consent of the Board of Directors of the Corporation, take more than two (2) consecutive weeks of vacation, which vacation may not be carried forward past the end of the first quarter of the immediately following year.

3.3                Indemnification

Except in respect of an action by or on behalf of the Corporation to procure a judgment in its favour, the Corporation shall indemnify the Executive and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation, if:

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(a)	he or she acted honestly and in good faith with a view to the best interests of the Corporation; and
(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

ARTICLE 4 – TERMINATION

4.1                Termination

This Agreement may be terminated by the Corporation at any time for the following reasons:

(a)	for cause, by written notice to the Executive;
(b)	in the event of the death of the Executive;
(c)	without cause, by giving not less than the number of months Written Notice set forth in the Chart to the Executive or by paying to the Executive, in lieu of notice, a lump sum amount equal to the Executive’s base salary for such period at the date of termination.

Except as set out in this section, the Corporation shall not be obligated to make any further payments to the Executive including severance pay or pay in lieu of notice, except for amounts due and remaining unpaid at the date of termination. For greater certainty, the Executive shall only be entitled to a pro-rated performance bonus, if any, for the portion of the year in which the Executive was actively employed.

4.2                Termination by Executive

The Executive may resign from his or her employment by giving at least four (4) months notice in writing to the Corporation.

4.3                Duties Upon Termination

Following the termination of the Executive’s employment for any reason whatsoever, the Executive hereby agrees to resign, without notice or pay in lieu of notice, from any other offices, positions and directorships, which he or she may have or may have held with the Corporation and any affiliate thereof.

4.4                Deliveries Upon Termination

The Executive hereby agrees to return to the Corporation, immediately upon the termination of the employment of the Executive hereunder and without making copies or disclosing information relating thereto, any and all documents, equipment and other property belonging to the Corporation. Without restricting the generality of the foregoing, the Executive shall return all credit cards, identification cards and keys belonging to the Corporation.

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ARTICLE 5 – PROPRIETARY RIGHTS

5.1                Intellectual Property

With respect to any Intellectual Property which is developed or improved during the term hereof, whether by the Executive alone or with others, the Executive agrees:

(a)	to fully and promptly disclose the same to the Corporation and keep full and complete records or notes thereof at the offices of the Corporation;
(b)	that all such Intellectual Property will be the exclusive property of the Corporation from the inception or the creation thereof and hereby assigns and agrees to assign to the Corporation all of his or her rights therein and waives and agrees to waive all moral rights therein; and
(c)	to co-operate with the Corporation and to provide all necessary assistance in the filing and prosecution of any registrations in respect thereof at the Corporation’s expense.

5.2                Confidentiality

The Executive acknowledges and agrees that all Confidential Information is strictly confidential and that any disclosure thereof could have a serious adverse effect on the economic interests of the Corporation and its shareholders. Accordingly, the Executive agrees:

(a)	to use his or her best efforts to protect the Corporation’s interest in and maintain the confidentiality of all Confidential Information; and
(b)	that he or she will not, either during the term hereof or at any time thereafter, use or disclose any Confidential Information for any purpose or to any person other than for the purposes of, and as authorized by, the Corporation.

Upon termination of the Executive’s employment hereunder for any reason whatsoever, the Executive will immediately (i) return all recordings, in any form whatsoever, of Confidential Information which are in his or her possession or under his or her control, (ii) delete all such recordings from all storage and retrieval systems or destroy same, and (iii) furnish to the Corporation a certificate of such return, deletion and destruction.

5.3                Restrictive Covenants

The Executive shall not (without the prior written consent of the Corporation), during the term of this Agreement and for a period of twelve (12) months following the termination of his or her employment, for any reason, on the Executive's own behalf or on behalf of any person other than an affiliate, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person:

(a)	carry on or be engaged in or have any financial or other interest in or be otherwise commercially involved in any endeavour, activity or business in all or part of the Territory, which offers, distributes, sells, licences or produces any product or service which is competitive with the business of the Corporation. The Executive shall not, however, be in default under this section by virtue of the Executive holding, strictly for portfolio purposes and as a passive investor, no more than five percent (5%) of the issued and outstanding shares or any other interest in, any body corporate which is listed on any recognized stock exchange;
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(b)	for any purpose which is competitive, in whole or in part, with the business of the Corporation, solicit or accept any business from any existing or prospective customer of the Corporation or any affiliate; or
(c)	solicit or accept the services of any current or recent employee or independent contractor of the Corporation or any affiliate.

5.4                Recognition

The Executive hereby expressly recognizes that the provisions of section 5.3 are of the essence of this Agreement and that the Corporation would not have entered into this Agreement without the inclusion of the said Sections. The Executive hereby further recognizes and expressly acknowledges that the Corporation would be subject to irreparable harm should any of the provisions of the said sections be infringed, or should any of the Executive's obligations thereunder be breached by the Executive, and that damages alone will be an inadequate remedy for any breach or violation thereof and that the Corporation, in addition to all other remedies, shall be entitled as a matter of right to equitable relief, including temporary or permanent injunction to restrain such breach. The Executive hereby recognizes and expressly acknowledges that the said section grants to the Corporation only such reasonable protection as is admittedly necessary to preserve the legitimate interests of the Corporation.

5.5                Limitation

Notwithstanding any other provision hereof, including section 5.3, the Corporation agrees that the limitations in this Agreement, including those in the said section, shall not prevent the Executive from managing the business and affairs of the Corporaion’s affiliates, particularly Groveware Technologies Inc., and from acting on their behalf.

5.6                Survival

It is expressly agreed by the parties hereto that the provisions of this Article shall survive the termination of this Agreement and the termination of the Executive's employment, for any reason.

ARTICLE 6 – MISCELLANEOUS

6.1                Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable in whole or in part, the same shall not in any respect affect the legality, validity or enforceability of the remainder of such provision or any other provision of this Agreement.

6.2                Notices

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by courier, by facsimile transmission, by electronic mail or by registered mail addressed to the recipient at the address shown on the first page hereof or to such other address or person as may be designated by notice by either party to the other. Any such communication so given will be conclusively deemed to have been given only when it is actually delivered by one of the methods aforesaid.

6.3                Electronic Transmission

The parties hereto agree that this Agreement, and any other documents required to be executed in connection herewith, may be transmitted electronically, by facsimile, e-mail or such similar device, and that the reproduction of signatures by any such device will be treated as binding as if originals and each of the parties hereto undertakes to provide each other with a copy of this Agreement, or such other documents, bearing original signatures forthwith on demand.

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6.4                Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be valid or binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision hereof nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

6.5                Enurement

This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

6.6                Independent Legal Advice

The Executive acknowledges that he or she has been advised to obtain, and that he or she has obtained or has been afforded the opportunity to obtain, independent legal advice with respect to this Agreement and that he or she understands the nature and consequences of this Agreement.

6.7                Counterparts

This Agreement may be executed by the parties in one or more counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement at the place and as of the date first mentioned above.

GroveWare Technologies Ltd. Per: /s/ Hrair Achkarian Hrair Achkarian, President
Signed, Sealed And Delivered in the presence of:
/s/ Witness Witness	/s/ Hrair Achkarian Hrair Achkarian

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